                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            The TJX Companies, Inc.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                                 [TJX LOGO]

                                                             770 Cochituate Road
                                                 Framingham, Massachusetts 01701

                                                                     May 1, 2000

Dear Stockholder:

     We cordially invite you to attend our 2000 Annual Meeting, which will be held Tuesday, June 6, 2000, at 11:00 a.m. at FleetBoston (formerly BankBoston), 100 Federal Street, Boston, Massachusetts.

     The Notice of Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the Proxy Statement and to complete, sign and return your Proxy promptly in the enclosed envelope.

     We hope that you will be able to join us on June 6th.

                                      Sincerely,

/s/ Bernard Cammarata                                /S/ Edmond J. English
          BERNARD CAMMARATA                      EDMOND J. ENGLISH
        Chairman of the Board          President and Chief Executive Officer

                           Printed on Recycled Paper

                            THE TJX COMPANIES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 6, 2000
                            ------------------------

     The Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") will be held at FleetBoston (formerly BankBoston), 100 Federal Street, Boston, Massachusetts, on Tuesday, June 6, 2000, at 11:00 a.m. for the following purposes:

     1. To elect four Class III directors to serve until the 2003 Annual Meeting of Stockholders.

     2. To consider and act upon a shareholder proposal described in the accompanying Proxy Statement, if the proposal is properly presented at the meeting.

     3. To transact any other business which may properly be brought before the meeting and any and all adjournments thereof.

     Stockholders of record at the close of business on April 17, 2000 are entitled to notice of and to vote at the meeting and any adjournments thereof.

                                               By Order of the Board of
                                               Directors

                                                        JAY H. MELTZER
                                                           Secretary

Framingham, Massachusetts
May 1, 2000

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            THE TJX COMPANIES, INC.

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 6, 2000
                                PROXY STATEMENT

                            ------------------------

     The Board of Directors of The TJX Companies, Inc. (the "Company") solicits the enclosed proxy. Under the by-laws of the Company, the required quorum for the meeting is a majority of the shares outstanding and entitled to vote at the meeting. In addition, (i) a plurality of the votes properly cast for the election of directors by the stockholders attending the meeting in person or by proxy will elect directors to office; and (ii) the affirmative majority of the votes properly cast at the meeting in person or by proxy is required for approval of Proposal 2.

     When you properly sign and return your proxy, the shares represented thereby will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted for the election of the four director nominees, and against Proposal 2. If a proxy or ballot indicates a broker non-vote or that a stockholder, broker, or other nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal although such shares will be counted as in attendance at the meeting for purposes of a quorum. Abstentions will not be reflected in the final tally of the votes cast with regard to whether either of the proposals are approved under Delaware law and the by-laws of the Company.

     A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date;
(ii) by otherwise delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person.

     Stockholders of record at the close of business on April 17, 2000 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock outstanding on the record date is entitled to one vote. As of the close of business on April 17, 2000, there were outstanding and entitled to vote 295,758,613 shares of Common Stock.

     This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 29, 2000 are being first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is 770 Cochituate Road, Framingham, Massachusetts 01701.

                             ELECTION OF DIRECTORS

     The Board of Directors has voted to fix the number of directors at eleven. The Company's Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the nominees named below, unless otherwise instructed, as Class III directors for a term of three years expiring at the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that any of the nominees will become unavailable. Unless you provide other instructions in your proxy, the shares represented thereby will be voted for the election of the director nominees. The nominees as Class III directors, and the incumbent Class I and Class II directors, are as follows:

              NOMINEES AS CLASS III DIRECTORS -- TERMS EXPIRE 2003

BERNARD CAMMARATA, 60.
Director since 1989.
Chairman of the Board, Member of the Executive Committee.

     Mr. Cammarata has been Chairman of the Board since June 1999 and was Chief Executive Officer of the Company from 1989 to April 2000. Mr. Cammarata was President of the Company from 1989 to 1999 and Chairman of the Company's T.J. Maxx Division from 1986 to 1995 and of The Marmaxx Group from 1995 to April 2000. Mr. Cammarata was Executive Vice President of the Company from 1986 to 1989, President, Chief Executive Officer and a director of the Company's former TJX subsidiary from 1987 to 1989, and President of the Company's T.J. Maxx Division from 1976 to 1986.

ARTHUR F. LOEWY, 71.
Director since 1989.
Chairman of the Finance Committee and member of the Audit Committee.

     Mr. Loewy provided financial consulting services to the Company from 1989 to February 1995. Prior thereto, Mr. Loewy was Chief Financial Officer from 1975 to 1989 and Executive Vice President-Finance of the Company from 1982 to 1989, and was Chief Financial Officer and a director of the Company's former TJX subsidiary from 1987 to 1989.

ROBERT F. SHAPIRO, 65.
Director since 1974.
Chairman of the Executive Compensation Committee and member of the Committee on Directors and Corporate Governance.

     Mr. Shapiro has been a Partner of Klingenstein Fields & Co., L.L.C., an investment advisory business, since June 1997 and has been President of RFS & Associates, Inc., an investment and consulting firm, since 1988. He was Co-Chairman of Wertheim Schroder & Co. Incorporated, investment bankers, from 1986 to 1987, and was President of Wertheim & Co., Inc., prior thereto. Mr. Shapiro is a director of The Burnham Fund, Inc. and Magainin Pharmaceuticals, Inc. He is a past Chairman of the Securities Industry Association.

FLETCHER H. WILEY, 57.
Director since 1990.
Chairman of the Audit Committee and member of the Committee on Directors and Corporate Governance.

     Mr. Wiley has been a principal in, and the Executive Vice President and General Counsel of, PRWT Services, Inc., a technology-oriented products and services firm, since 1996 and is of counsel with the law firm, Schnader Harrison Goldstein & Manello, the successor to the firm where he was a senior partner from 1993 to 1996. Prior thereto Mr. Wiley was a partner at the law firm Fitch, Wiley, Richlin & Tourse, P.C. and its predecessor firm since 1979.

                     CLASS I DIRECTORS -- TERMS EXPIRE 2001

GARY L. CRITTENDEN, 46.
Director since April 2000.

     Mr. Crittenden was named Executive Vice President and Chief Financial Officer of American Express Company in April 2000. Mr. Crittenden was Senior Vice President and Chief Financial Officer of Monsanto Company, a life sciences company, from 1998 to April 2000. He had been employed by Sears Roebuck & Co. as Executive Vice President and Chief Financial Officer, 1998; President, Hardware Stores Division, 1996-1998; and Executive Vice President, Strategy and Business Development, 1996. From 1994 to 1996 he was the Executive Vice President and Chief Financial Officer of Melville Corp. Mr. Crittenden is a director of Ryerson Tull, Inc. and Wilsons The Leather Experts Inc.

EDMOND J. ENGLISH, 47.
Director since 1999.
Member of the Executive and Finance Committees.

     Mr. English became Chief Executive Officer of the Company and Chairman of The Marmaxx Group in April 2000 and has been the Company's President since 1999. Mr. English has been employed by the Company since 1983. He was Chief Operating Officer from 1999 to April 2000, Senior Vice President and Group Executive from 1998-1999; Executive Vice President, Merchandising, Planning and Allocation of The Marmaxx Group from 1997 to 1998; Senior Vice President, Merchandising from 1995 to 1997; Vice President, Senior Merchandise Manager of the T.J. Maxx Division from 1991 to 1995; and he held various merchandising positions with the Company from 1983 to 1991.

RICHARD G. LESSER, 65.
Director since 1995.

     Mr. Lesser has been Executive Vice President of the Company since 1991, and President of The Marmaxx Group since 1995. Mr. Lesser was Chief Operating Officer of the Company from 1994 to 1999, Senior Vice President of the Company from 1989 to 1991, President of the T.J. Maxx Division from 1986 to 1994, Senior Executive Vice President-Merchandising and Distribution in 1986, Executive Vice President-General Merchandise Manager from 1984 to 1986 and Senior Vice President-General Merchandise Manager from 1981 to 1984. Mr. Lesser is a director of Reebok International Ltd., A.C. Moore Arts & Crafts, Inc. and Dollar Tree Stores, Inc.

JOHN M. NELSON, 68.
Director since 1993.
Lead Director of the Board, Chairman of the Executive Committee and ex-officio member of the Committee on Directors and Corporate Governance and the Audit, Executive Compensation and Finance Committees.

     Mr. Nelson was Chairman of the Board of the Company from 1995-1999. He was Chairman of Wyman-Gordon Company from 1991 to 1997 and Chief Executive Officer from 1991 to 1994. Mr. Nelson was employed by Norton Company from 1959 to 1990, serving as Chairman and Chief Executive Officer from 1988 to 1990, and President and Chief Operating Officer from 1986 to 1988. Mr. Nelson is a director of Brown & Sharpe Manufacturing Company, Commerce Holdings, Inc., Eaton Vance Corporation and Stocker & Yale, Inc.

                    CLASS II DIRECTORS -- TERMS EXPIRE 2002

DENNIS F. HIGHTOWER, 58.
Director since 1996.
Member of the Audit and Executive Compensation Committees.

     Mr. Hightower has been a Professor of Management at the Harvard Business School since July 1997 and a Senior Lecturer from July 1996 to July 1997. He was employed by The Walt Disney Company from 1987 to 1996 serving as President of Walt Disney Television & Telecommunications from 1995 to 1996, President-Disney Consumer Products (Europe, Middle East and Africa) from 1991 to 1995, Executive Vice President (Europe, Middle East) from 1990 to 1991, Senior Vice President (Europe, Middle East) from 1988 to 1990 and Vice President (Europe) from 1987 to 1988. He is a director of The Gillette Company, Northwest Airlines, Inc., PanAmSat Corporation and Phillips-Van Heusen Corporation.

JOHN F. O'BRIEN, 57.
Director since 1996.
Member of the Executive, Executive Compensation and Finance Committees.

     Mr. O'Brien has been Chief Executive Officer, President and a director of Allmerica Financial Corporation (holding company) since 1995; Chief Executive Officer, President and a director of First Allmerica Financial Life Insurance Company (insurance company) since 1989; Chairman of the Board and director of Allmerica Financial Life Insurance and Annuity Company (insurance company) since 1989; Chairman of the Board and Trustee of Allmerica Investment Trust (investment company) since 1989; and Chairman of the Board and Trustee of Allmerica Securities Trust (investment company) since 1989. Mr. O'Brien is also a director of ABIOMED, Inc. and Cabot Corporation.

WILLOW B. SHIRE, 52.
Director since 1995.
Chairperson of the Committee on Directors and Corporate Governance and member of the Executive Compensation Committee.

     Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994. Prior thereto Ms. Shire was employed by Digital Equipment Corporation from 1976, serving as Vice President and Officer, Health Industries Business Unit from 1990 to 1994.

THE BOARD AND ITS COMMITTEES

     The Audit Committee, which held five meetings during fiscal 2000, reviews with management, the internal audit group and the independent auditors the Company's financial statements including the accounting principles and procedures applied in their preparation and any changes in accounting policies; reviews the Company's system of internal control; oversees the internal and external audit process; reviews matters relating to compliance with Company policies, laws and regulations; and reviews other matters as the Board deems appropriate. The Committee also recommends to the Board appointment of the independent auditors and evaluates their performance.

     The Executive Compensation Committee, which held three meetings during fiscal 2000, reviews salary policies and compensation of officers and other members of management, approves compensation plans and compensation of certain officers and other members of management, and administers certain of the Company's incentive plans, including stock option and stock purchase plans.

     The Committee on Directors and Corporate Governance, which held five meetings during fiscal 2000, reviews with the Board the Company's practices and policies with respect to directors, including retirement policies and compensation for non-employee directors, the size of the Board, the ratio of employee directors to non-employee directors, the meeting frequency of the Board and the structure of Board meetings. The Committee also, among other things, reviews the functions, duties and composition of Board committees and compensation for committee members; insures that the Company maintains policies with respect to significant issues of corporate public responsibility; recommends to the Board processes for the evaluation of the performance of the Board, the Chairman of the Board and the Chief Executive Officer; and insures that management maintains and presents to the Board plans for succession to senior management positions in the Company. In addition, the Committee has the responsibility to recommend qualified candidates to the Board for election as directors of the Company and will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

     The Executive Committee, which did not meet during fiscal 2000, has the authority to act for the Board of Directors on most matters during the intervals between meetings of the Board.

     The Finance Committee, which held four meetings during fiscal 2000, reviews and makes recommendations to the Board on the Company's financing plans, financial condition, borrowing and investment policies, financial strategies, capital structure and tax liabilities and payments; the sale and pricing of Company securities; the oversight of pension and benefit plans; the Company's insurance program, dividend policy and foreign exchange policies; and capital investment criteria.

     During fiscal 2000 the Board of Directors held nine meetings. Each director attended at least 75% of all meetings of the Board and Committees of which he or she is a member.

COMPENSATION OF DIRECTORS

     The Board of Directors has fixed the annual retainer paid to non-employee directors at $25,000, set the fee for Board meetings at $1,250 and for Committee meetings at $1,000 (other than the Executive Committee) and the fee payable to Board committee chairs at $3,500. Effective August 1999 Mr. Nelson, Lead Director of the Board, is paid an additional $75,000 per annum. (Prior thereto Mr. Nelson was paid an additional $225,000 per annum for his service as Chairman of the Board.) Mr. Nelson, who sits on all Committees, does not receive a fee for Committee meeting attendance or with respect to his role as Chairman of the Executive Committee. Directors may participate in the Company's General Deferred Compensation Plan. The Board established age 70 as the retirement age for directors, with the exception of Arthur F. Loewy, for whom the retirement age is 72.

     Non-employee directors participate in the Deferred Stock Plan for Non-Employee Directors (the "Deferred Stock Plan"). Under the Deferred Stock Plan, each director who is not a current or former employee of the Company is credited annually with deferred shares representing $10,000 of the Company's Common Stock. Such credit is made to a deferred stock account for each non-employee director. Each non-employee director's deferred stock account has also been credited with deferred stock to compensate for the value of such director's accrued retirement benefits under a former retirement plan. All distributions under the Deferred Stock Plan will be made in the form of shares of Company Common Stock upon termination or retirement from Board service.

     The Company's 1993 Stock Option Plan for Non-Employee Directors, as amended, provides for annual option grants to non-employee directors to purchase shares of Common Stock. Pursuant to the plan, on the date of each annual meeting, each director who is not a current or former employee of the Company receives an option to purchase 4,000 shares of Common Stock. The exercise price of options is the fair market value of the Common Stock on the date of grant. Each option expires after ten years and becomes fully exercisable after one year. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, that option will immediately expire. Vested options will remain exercisable for varying periods of up to three years following termination of service as a director. In certain circumstances options will continue to vest during the exercise period following retirement. Prior to a merger in which the Company is not the surviving corporation or that results in the acquisition of all of the Company's stock or a sale of all or substantially all of the Company's assets, or a dissolution or liquidation of the Company, all options not at the time exercisable will become immediately exercisable and will terminate upon the consummation of the transaction.

BENEFICIAL OWNERSHIP

     The following table shows as of March 31, 2000 the number of shares of the Company's Common Stock beneficially owned by each director, nominee and each executive officer named in the Summary Compensation Table and by all directors, nominees and executive officers as a group.

                                                                             PERCENTAGE OF
                                                                              OUTSTANDING
                          NAME                            NUMBER OF SHARES   COMMON STOCK
                          ----                            ----------------   -------------

Arnold S. Barron........................................        78,250(1)          --
Bernard Cammarata.......................................     2,486,720(2)         0.8%
Donald G. Campbell......................................       234,144(1)         0.1%
Gary L. Crittenden(3)...................................            --             --
Edmond J. English.......................................        53,327(4)          --
Dennis F. Hightower.....................................        14,000(1)          --
Richard G. Lesser.......................................       198,640(1)         0.1%
Arthur F. Loewy.........................................        31,766(5)          --
John M. Nelson..........................................        30,000(1)          --
John F. O'Brien.........................................        18,000(1)          --
Robert F. Shapiro.......................................        60,500(6)          --
Willow B. Shire.........................................        14,000(1)          --
Fletcher H. Wiley.......................................        17,600(1)          --
All Directors, Nominees and Executive Officers as a
  group
  (15 persons)..........................................     3,470,187(7)         1.2%

---------------
(1) Includes with respect to the following directors and executive officers, the following shares of Common Stock which each such director or executive officer had the right to acquire on March 31, 2000 or within sixty (60) days thereafter through the exercise of options: Mr. Barron (50,020); Mr. Campbell (171,680); Mr. Hightower (4,000); Mr. Lesser (98,640); Mr. Nelson (14,000); Mr. O'Brien (10,000); Ms. Shire (12,000); and Mr. Wiley (16,000).
    Excludes with respect to the following directors the following vested deferred shares payable upon retirement or other termination of office: Mr. Hightower (1,778); Mr. Nelson (3,856); Mr. O'Brien (1,679); Ms. Shire (2,014); and Mr. Wiley (4,923).

(2) Includes 42,916 shares of Common Stock owned by a foundation of which Mr. Cammarata is sole trustee and includes 1,975,000 shares of Common Stock which Mr. Cammarata had the right to acquire on March 31, 2000 or within sixty (60) days thereafter through the exercise of options.

(3) Mr. Crittenden was elected a director on April 17, 2000.

(4) As adjusted pursuant to Mr. English's employment agreement. Also includes 36,660 shares of Common Stock which Mr. English had the right to acquire on March 31, 2000 or within sixty (60) days thereafter through the exercise of options.

(5) Excludes 3,304 shares owned by Mr. Loewy's wife, of which Mr. Loewy disclaims beneficial ownership.

(6) Includes 6,000 shares of Common Stock owned by a foundation of which Mr. Shapiro is a Vice President and Chairman of the Board and 6,000 shares of Common Stock which Mr. Shapiro had the right to acquire on March 31, 2000 or within sixty (60) days thereafter through the exercise of options. Excludes 5,169 vested deferred shares payable to Mr. Shapiro upon retirement or other termination of office.

(7) Includes 2,557,360 shares of Common Stock which such persons had the right to acquire on March 31, 2000 or within sixty (60) days thereafter through the exercise of options. Excludes 2,100 shares owned by an executive officer's family members, of which such executive officer disclaims beneficial ownership.

     As of March 31, 2000, based on information filed with the Securities and Exchange Commission, the persons known to the Company to beneficially own five percent or more of the Company's outstanding voting stock are as follows:

                                                                          PERCENTAGE OF
                                                            NUMBER OF         CLASS
          NAME AND ADDRESS OF BENEFICIAL OWNER                SHARES       OUTSTANDING
          ------------------------------------             ------------   -------------

FMR Corp.................................................    25,837,602(1)      8.7%
Edward C. Johnson 3d                                       Common Stock
Abigail P. Johnson
82 Devonshire Street
Boston, MA 02109

Putnam Investments, Inc..................................    33,535,097(2)     11.3%
One Post Office Square                                     Common Stock
Boston, MA 02109

---------------
(1) Information is as of December 31, 1999 and is based on a Schedule 13G filed by FMR Corp., a holding company. FMR Corp. reported that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has sole voting power over 874,192 of these shares and no shared voting power,
    (c) these shares are held principally by Fidelity Management & Research Company, a wholly-owned investment adviser, and other investment companies and institutional accounts managed by subsidiaries of FMR Corp. and (d) the family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp., and his daughter Abigail P. Johnson, a director, and trusts for the family members' benefit may be deemed to form a controlling group with respect to FMR Corp.

(2) Information is as of December 31, 1999 and is based on a Schedule 13G filed by Putnam Investments, Inc. ("Putnam"), on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Putnam reported that it had (a) sole voting power with respect to none of the shares, (b) shared voting power with respect to 5,055,073 shares, and (c) shared dispositive power with respect to all of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by the Securities Exchange Act of 1934, as amended, the Company notes that due to the Company's inadvertent error Messrs. Shapiro and Hightower did not file timely Form 4's with respect to exercises of stock options during fiscal 2000.

                                   PROPOSAL 2

                    CONSIDERATION OF THE MACBRIDE PRINCIPLES

     Certain shareholders have submitted the proposal set forth below that will be voted upon at the meeting if properly presented by its proponents. The Company will furnish the names and addresses of the shareholders submitting the proposal to any shareholder requesting such information.

                              SHAREHOLDER PROPOSAL

     "WHEREAS, TJX Companies, Inc. operates a wholly-owned subsidiary in Northern Ireland.

     WHEREAS, the on-going peace process in Northern Ireland encourages us to search for means for establishing justice and equality;

     WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

        1. Increasing the representation of individuals from underrepresented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

        2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

        3. The banning of provocative religious or political emblems from the workplace.

        4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

        5. Layoff, recall, and termination procedures should not, in practice favor particular religious groupings.

        6. The abolition of job reservations, apprenticeship restrictions and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

        7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

        8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

        9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Shareholders request the Board of Directors to:

        1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                              SUPPORTING STATEMENT

     We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

     Implementation of the MacBride Principles by TJX Companies, Inc. will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy FOR these concerns."

               STATEMENT OF THE BOARD OF DIRECTORS AND MANAGEMENT
                        IN OPPOSITION TO PROPOSAL NO. 2

     TJX's policy and practice worldwide are to provide equal opportunity employment in all locations without regard to race, color, religion, sex, national origin, citizenship status, age, disability or marital status. Northern Ireland is no exception.

     TJX's operations in Northern Ireland consist of one retail store (with a second retail store scheduled to open in May 2000) operated by its subsidiary T.K. Maxx. The majority of this store's employees are members of the minority religious group. T.K. Maxx's operations essentially comply with the practices outlined in the MacBride Principles and fully adhere to the standards of the Northern Ireland Fair Employment legislation, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order 1998. For example, in accordance with TJX's employment policies, decisions regarding hiring, promotion and termination are based solely on experience and qualifications without regard to religious or ethnic background. Similarly, recruiting procedures are carried out in such a way as to provide equal opportunity. T.K. Maxx is registered with, and continues to cooperate fully with, the Equality Commission for Northern Ireland

(formerly the Fair Employment Commission). To the knowledge of TJX the appropriate governmental agencies in Northern Ireland have not received any complaint of religious or political discrimination with respect to the operations of T.K. Maxx and TJX is satisfied that the employment practices adopted by T.K. Maxx are fair and non-discriminatory. TJX has thoughtfully and carefully designed a comprehensive equal opportunity employment program and continuously monitors its practices and policies to ensure that they are fair and non-discriminatory.

     The MacBride Principles and the Northern Ireland equality legislation both seek to eliminate employment discrimination in Northern Ireland. TJX wholeheartedly supports this objective. By adopting the MacBride Principles, however, T.K. Maxx would become unnecessarily accountable to two sets of similar, but not identical, fair employment guidelines. TJX also fears that the implementation of a rigid set of principles, which were not specifically designed to address equal opportunity employment issues in the local area surrounding the T.K. Maxx store, may lead to divisiveness in the workplace. Finally, TJX believes that implementation of these principles may result in a decrease in the number of its employees who are members of the minority religious group in Northern Ireland. For these reasons, your Board of Directors believes that implementation of the MacBride Principles would be burdensome, superfluous, unnecessary and undesirable, particularly in light of T.K. Maxx's own policies, its compliance with the requirements of the legislation and its cooperation with the Equality Commission.

     A substantially similar proposal was submitted at the 1999 Annual Meeting of Stockholders. Your Board of Directors opposed last year's proposal, which was soundly defeated, and, having again considered the actions suggested by the proposal, has not changed its position. Your Board of Directors has determined that TJX's and T.K. Maxx's policies on equal employment opportunity are entirely consistent with its obligations and goals to act as an ethical and responsible member of the business community. Your Board of Directors does not believe that endorsement of the MacBride Principles is necessary, appropriate, or in the best interests of TJX, its subsidiaries, including T.K. Maxx, or affiliates, or their respective employees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Your Board of Directors recommends a vote AGAINST approval of Stockholder Proposal No. 2. Unless you provide other instructions in your proxy, the shares represented thereby will be voted against Proposal 2.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Executive Compensation Committee of the Board of Directors, or ECC, administers our executive compensation program. Each member of the ECC is a non-employee director. The ECC is responsible for establishing salaries and administering the incentive programs for our Chief Executive Officer, other executive officers, key associates and managers.

  Compensation Philosophy

     We have designed our compensation program based on the philosophy that all of our associates are important to our success, with our executive officers and senior executives setting the direction of our business and having overall responsibility for our results. Like other retailers, we operate in a highly competitive and difficult economic environment. Accordingly, we have structured our compensation to accomplish several goals:

        - attract and retain very talented individuals;

        - reward creativity in maximizing business opportunities; and

        - enhance shareholder value by achieving our short-term and long-term business objectives.

     The ECC implements this compensation philosophy for its executives by providing:

        - base salaries that are competitive with salaries paid by other retailers;

        - short-term incentive programs tied to defined financial measures that its executives can influence; and

        - longer term incentives to encourage strategic planning and execution.

     The ECC uses the services of outside compensation consultants to ensure that the Company's total compensation program is competitive with those offered by our major competitors and other predominantly retail companies. Base salary and annual bonus targets are set at approximately the median level of salary and bonus of peer companies. In addition, the outside compensation consultants review the total compensation offered by these peer companies and use this information to assist the ECC with establishing a competitive long-term compensation strategy tied to our income goal performance.

  Base Salary

     In addition to the peer data discussed above, individual performance is considered when approving base salaries for executive officers. The ECC bases its evaluation on the achievement of corporate or divisional operating goals and subjective criteria, as well as the Chief Executive Officer's evaluation of the other executive officers. No specific weight is assigned to any particular factor. Mr. Cammarata, Mr. Lesser, Mr. Campbell and Mr. English each have multi-year employment agreements negotiated on an arm's-length basis with the Board of Directors. Mr. Cammarata's base salary under his employment agreement for fiscal 2000 was $1,200,000, some of which was deferred.

  Short-Term Incentives

     The Company's Management Incentive Plan encourages key associates and managers, including executive officers, to achieve annual performance goals tied to pre-tax income. Early in each fiscal year, the ECC sets these goals. The ECC also approves bonus targets for participants in the program, including executives, based on their responsibilities. If the Company's performance exceeds the annual goals, participants can earn up to two times their bonus based on performance above goals. If performance does not meet the annual performance goals, the participants will either not receive any bonus payments or will receive reduced payments, based on the percentage of the performance goals achieved. For fiscal 2000, the ECC set Mr. Cammarata's bonus target at 75% of his salary. Our performance in fiscal 2000 exceeded the performance goals. As a result, Mr. Cammarata's bonus payment was 129% of his target goal performance.

  Long-Term Incentives

     The long-term compensation program for senior management includes performance awards granted under the Long Range Performance Incentive Plan and stock options granted under the 1986 Stock Incentive Plan.

  Long Range Performance Incentive Plan

     The Long Range Performance Incentive Plan is designed to:

        - reward executives for achieving long-term financial performance goals over a three-year period;

        - provide retention incentives for executives; and

        - tie a significant portion of an executive's total compensation to the Company's long-term performance.

     Under the plan, performance awards are paid to participants, including executive officers, if Company-wide or divisional three-year pre-tax income targets set by the ECC are met. If financial targets are not met, the Company either does not pay any performance award or pays a reduced performance award, based on the percentage of the performance targets realized. The maximum performance awards are up to 150% of the target performance awards for performance exceeding target goals. Based on performance for the fiscal 1998-2000 period, Mr. Cammarata earned a performance award that was 143% of his target award.

  Option Grants

     Stock options for our executive officers and key associates are part of our long-term incentive program and link the enhancement of shareholder value directly to their total compensation. The ECC determines the number of stock options granted based upon several factors:

        - level of responsibility;

        - expected contribution towards the Company's performance; and

        - total compensation strategy for mix of base salary, short-term incentives and long-term incentives.

     The ECC granted all stock options in fiscal 2000 under our 1986 Stock Incentive Plan. The exercise price of each stock option was equal to the fair market value of our common stock on the date the option was granted, and the term of each stock option was ten years. The stock options provide value to the executive officers and key associates only when and to the extent that the fair market value of our common stock appreciates over the fair market value on the date the stock option was granted.

  Section 162(m) of the Internal Revenue Code of 1986

     In 1997, our shareholders approved material terms of our Management Incentive Plan, Long Range Performance Incentive Plan and 1986 Stock Incentive Plan, enabling awards to executive officers under those plans to qualify for exemption from the limit on deductibility imposed by Section 162(m) of the Internal Revenue Code. The ECC retains the discretion to make awards that do not qualify for exemption under Section 162(m).

                                            Executive Compensation Committee

                                            Robert F. Shapiro, Chairman
                                            Dennis F. Hightower
                                            John M. Nelson, ex-officio
                                            John F. O'Brien
                                            Willow B. Shire

                           SUMMARY COMPENSATION TABLE

     The following provides information concerning compensation for the Chief Executive Officer and the Company's four other executive officers for services to the Company for the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998. All references to options reflect the two-for-one stock splits in fiscal 1999 and fiscal 1998.

                                              ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                     --------------------------------------   ------------------------------------
                                                                                  AWARDS GRANTED         PAYOUTS
                                                                              -----------------------   ----------
                                                                              RESTRICTED                LONG-TERM
                            FISCAL                             OTHER ANNUAL     STOCK      SECURITIES   INCENTIVE     ALL OTHER
         NAME AND            YEAR                              COMPENSATION     AWARDS     UNDERLYING      PLAN      COMPENSATION
    PRINCIPAL POSITION       (2)       SALARY      BONUS(3)        (4)          ($)(5)      OPTIONS      PAYOUTS         (8)
    ------------------      ------   ----------   ----------   ------------   ----------   ----------   ----------   ------------
Bernard Cammarata(1)         2000    $1,200,000   $1,163,070     $ 7,294              --     225,000    $1,197,000    $  267,718
  Chairman and Chief         1999    $1,200,000   $2,174,181     $36,617              --     225,000    $        0    $1,528,269
  Executive Officer          1998    $1,223,077   $1,110,236     $57,360              --   1,700,000(6) $3,484,613(7) $9,940,884
Richard G. Lesser            2000    $  967,308   $  750,031     $ 7,499              --     125,000    $  705,375    $    5,316
  Executive Vice
    President,               1999    $  900,000   $1,304,508     $ 7,294              --           0    $  660,000    $    5,716
  President of The Marmaxx   1998    $  882,693   $  667,713     $ 7,294      $1,206,250     500,000    $  517,125    $    5,716
  Group
Edmond J. English(1)         2000    $  540,385   $  340,099     $ 5,529      $  487,510     100,000    $   60,000    $    5,316
  President and Chief        1999    $  333,654   $  254,685     $ 5,216              --      40,000    $   50,000    $    5,716
  Operating Officer
Donald G. Campbell           2000    $  618,558   $  359,713     $ 5,617              --      90,000    $  399,000    $    5,316
  Executive Vice
    President-               1999    $  583,558   $  688,491     $ 5,059              --      75,000    $  393,750    $    5,716
  Finance and Chief          1998    $  558,654   $  359,205     $ 5,059              --     100,000    $  273,338    $    5,716
  Financial Officer
Arnold S. Barron(1)          2000    $  400,481   $  207,017     $ 5,059      $  731,250      50,000    $  156,750    $    5,317
  Senior Vice President      1999    $  336,923   $  257,180     $ 5,059              --      40,000    $  150,000    $    5,716
  Group Executive

---------------
(1) As of April 17, 2000, Mr. Cammarata is Chairman of the Board and Mr. English is President and Chief Executive Officer. As of January 31, 2000, Mr. Barron is Executive Vice President, Chief Operating Officer, The Marmaxx Group.

(2) Fiscal 1998 was a 53-week year.

(3) The Bonus amounts consist of amounts paid pursuant to MIP and for fiscal 1999 they also include special deferred performance cash awards to Messrs. Cammarata, Lesser and Campbell in the amounts of $500,000, $300,000 and $200,000, respectively.

(4) Other Annual Compensation with respect to Messrs. Lesser, English, Campbell and Barron, and for fiscal 2000, with respect to Mr. Cammarata, consists of tax reimbursements associated with car allowances and excludes perquisites having an aggregate value of the lesser of either $50,000 or 10% of salary and bonus. Such compensation listed for Mr. Cammarata for fiscal 1999 consists of $7,294 for tax reimbursements associated with his car allowance, $29,323 for tax reimbursements associated with costs incurred in negotiation of his employment agreement and for fiscal 1998 consists of $22,794 with respect to a car allowance and related tax reimbursements and $34,566 for certain costs incurred in negotiation of his employment agreement and for financial planning.

(5) Mr. Lesser's award vests in February 2001; Mr. English's award vests in September 2000; and Mr. Barron's award vests over three years, with one-third vesting on each of the anniversary dates of the grant.

(6) Pursuant to Mr. Cammarata's employment agreement, in fiscal 1998 he received 1,000,000 options, an additional make-up award of 400,000 options, and a fiscal year option grant of 300,000 shares.

(7) In addition to Mr. Cammarata's payout under LRPIP for the fiscal 1996-1998 award period of $879,113, Mr. Cammarata vested in fiscal 1998 in 150,000 deferred shares valued at $2,605,500, based on Company performance.

(8) All Other Compensation for Mr. Cammarata for fiscal 2000 includes a $262,402 contract payment based on option share value. Such compensation for fiscal 1999 includes a $1,260,000 deferred cash replacement award for LRPIP and a $262,553 contract payment based on option share value. Such compensation for fiscal 1998 for Mr. Cammarata includes a similar $262,553 contract payment and the value ($9,618,750) on the grant date of a vested deferred award initially denominated in 900,000 deferred shares of Company Common Stock. The Company's obligation under this grant increased by $5,625,000 in fiscal 1998, $6,315,625 in fiscal 1999 and $1,121,875 in fiscal 2000 owing to the increase in the market value of the Company's Common Stock. (Mr. Cammarata was entitled to and has now fully converted this award into other deferred investments having an equivalent value on the date of conversion.) Fiscal 1998 also includes a $55,000 deferred cash grant to Mr. Cammarata.

     All Other Compensation includes calendar 1999, 1998, and 1997 Company contributions to the Company's General Savings/Profit Sharing Plan of $2,800, $3,200 and $2,065, respectively to the account of Mr. Cammarata and $2,800, $3,200 and $3,200, respectively, to the accounts of each of Messrs. Lesser and Campbell and $2,800 and $3,200, respectively, for calendar 1999 and 1998 to the accounts of Messrs. English and Barron, and Company paid amounts with respect to executive life insurance in the amount of $2,516 for each of fiscal 2000, 1999 and 1998, for each of Messrs. Cammarata, Lesser and Campbell and $2,516 for each of fiscal 2000 and 1999 for each of Messrs. English and Barron.

                          OPTION GRANTS IN FISCAL 2000

     The following table reports stock option grants awarded between January 31, 1999 and January 29, 2000 to the following executive officers.

                                                      INDIVIDUAL GRANTS
                                --------------------------------------------------------------
                                  NUMBER OF        PERCENT OF
                                 SECURITIES      TOTAL OPTIONS      EXERCISE OR
                                 UNDERLYING        GRANTED TO        BASE PRICE
                                   OPTIONS        EMPLOYEES IN          (PER        EXPIRATION
             NAME                GRANTED(1)       FISCAL YEAR        SHARE)(1)         DATE
             ----               -------------   ----------------   --------------   ----------
Bernard Cammarata.............       225,000          7.2%            $29.2500       09/08/09
Richard G. Lesser.............       125,000          4.0%            $29.2500       09/08/09
Edmond J. English.............       100,000          3.2%            $29.2500       09/08/09
Donald G. Campbell............        90,000          2.9%            $29.2500       09/08/09
Arnold S. Barron..............        50,000          1.6%            $29.2500       09/08/09
----------------------------------------------------------------------------------------------
All Optionees(3)                   3,135,875        100.0%            $29.2500       09/08/09
All Shareholders(4)...........   299,979,363
Optionee Gains as % of All
  Shareholders Gain...........


                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                                ANNUAL RATES OF STOCK PRICE APPRECIATION
                                           FOR OPTION TERM(2)
                                -----------------------------------------
             NAME                0%          5%                10%
             ----               ----   ---------------   ----------------
Bernard Cammarata.............  $ 0    $    4,138,920    $    10,488,825
Richard G. Lesser.............  $ 0    $    2,299,400    $     5,827,125
Edmond J. English.............  $ 0    $    1,839,520    $     4,661,700
Donald G. Campbell............  $ 0    $    1,655,568    $     4,195,530
Arnold S. Barron..............  $ 0    $      919,760    $     2,330,850
------------------------------------------------------------------------------------------
All Optionees(3)                $ 0    $   57,685,048    $   146,185,085
All Shareholders(4)...........  $ 0    $5,518,180,378    $13,984,137,965
Optionee Gains as % of All
  Shareholders Gain...........                    1.0%               1.0%

---------------
(1) All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the day of grant. Options vest in equal annual installments over three years, beginning on the first anniversary of the grant date. All options vest upon a change of control, as defined.

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates required by the SEC, and therefore are not intended to forecast possible future appreciation of the Company's stock price at the end of ten years.

(3) The All Optionees example assumes the average price per share of all options granted during fiscal 2000 ($29.25) for a ten-year term based on assumed annual stock price appreciation of 0%, 5% and 10%, respectively.

(4) No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. The All Shareholders example assumes the same price and ten-year term used in the All Optionees example and is based on the number of shares outstanding on January 29, 2000 of 299,979,363 but does not reflect dividends which may be received during the period shown.

                   AGGREGATED OPTION EXERCISES IN FISCAL 2000
                     AND FISCAL 2000 YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 2000 by executive officers and the value of such officers' unexercised options as of January 29, 2000.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED
                                                            OPTIONS AT FISCAL YEAR-END         VALUE OF UNEXERCISED
                               SHARES                    --------------------------------      IN-THE-MONEY OPTIONS
                              ACQUIRED                                                         AT FISCAL YEAR-END(1)
                            ON EXERCISE       VALUE        EXERCISABLE     UNEXERCISABLE    ---------------------------
          NAME             (# OF SHARES)     REALIZED     (# OF SHARES)    (# OF SHARES)    EXERCISABLE   UNEXERCISABLE
          ----             --------------   ----------   ---------------   --------------   -----------   -------------
Bernard Cammarata........     200,000       $6,032,240      1,941,720         808,280       $12,635,290    $2,059,070
Richard G. Lesser........     106,940       $2,685,912         98,640         625,000       $   749,043    $2,125,000
Edmond J. English........       6,680       $  163,516         36,660         143,300       $    81,175    $   30,679
Donald G. Campbell.......      60,000       $1,691,872        171,680         173,320       $   730,434    $   61,432
Arnold S. Barron.........           0       $        0         50,020          93,300       $   182,627    $   30,679

---------------
(1) The value of unexercised in-the-money options was calculated based on the closing price of the Company's Common Stock as of January 29, 2000, the last day of the fiscal year, less the exercise price of the options.

           LONG-TERM INCENTIVE PLAN-PERFORMANCE AWARDS IN FISCAL 2000

     The following table describes the awards granted to executive officers under the Company's Long Range Performance Incentive Plan ("LRPIP") or equivalent arrangement during fiscal 2000(1).

                                                                         ESTIMATED FUTURE PAYOUTS
                                                                     UNDER NON-STOCK PRICE-BASED PLAN
                                                      PERFORMANCE    ---------------------------------
                                                      PERIOD UNTIL   THRESHOLD    TARGET     MAXIMUM
                        NAME                             PAYOUT         ($)        ($)         ($)
                        ----                          ------------   ---------   --------   ----------
Bernard Cammarata...................................   2000-2002        $ 0      $840,000   $1,260,000
Richard G. Lesser...................................   2000-2002        $ 0      $550,000   $  825,000
Edmond J. English...................................   2000-2002        $ 0      $225,000   $  337,500
Donald G. Campbell..................................   2000-2002        $ 0      $315,000   $  472,500
Arnold S. Barron....................................   2000-2002        $ 0      $200,000   $  300,000

---------------
(1) LRPIP operates on the basis of three-year periods. For each period, the ECC sets target awards and performance goals. Performance goals (tied to pre-tax income) are based on Company-wide goals for corporate officers and on divisional goals for divisional officers. If three-year targets are met or partially met, up to 100% of the target award will be paid, increasing up to the maximum payout if performance exceeds the specified goals. The Company pays LRPIP awards in cash.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative performance of the Company's Common Stock with the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index as of the date nearest the end of the Company's fiscal year for which index data is readily available for each year in the five-year period ending January 29, 2000. The graph assumes that $100 was invested on January 28, 1995 in each of the Company's Common Stock, the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index and that all dividends were reinvested.

                                                           TJX                       S&P 500                     DJ ARI
                                                           ---                       -------                     ------
Base Year                                                100.00                      100.00                      100.00
1996                                                     148.47                      138.66                      111.31
1997                                                     327.37                      175.19                      137.32
1998                                                     541.44                      222.33                      242.02
1999                                                     949.96                      294.56                      415.37
2000                                                     526.81                      325.04                      375.89

RETIREMENT PLANS

     The Company has in effect a qualified Retirement Plan for all eligible employees and a Supplemental Executive Retirement Plan ("SERP") for certain key employees, including the executive officers. The executive officers are also eligible to participate in the Company's Executive Savings Plan, which is a non-qualified deferred compensation plan. Under the terms of the Executive Savings Plan, executive officers eligible for SERP are not entitled to the Company credits under the Executive Savings Plan. The following table shows the estimated annual benefit payable on a straight life annuity basis at normal retirement (age 65) for all employees eligible for SERP benefits. Benefits payable under SERP are calculated by deducting benefits received under the Company's Retirement Plan; primary Social Security benefits; and benefits associated with the Company's contribution under the General Savings/Profit Sharing Plan.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                       FOR YEARS OF SERVICE INDICATED(2)
     AVERAGE         --------------------------------------
ANNUAL EARNINGS(1)   10 YEARS   15 YEARS   20 YEARS OR MORE
------------------   --------   --------   ----------------
    $ 100,000        $25,000    $37,500        $50,000
      150,000         37,500     56,250         75,000
      200,000         50,000     75,000        100,000
      300,000         75,000    112,500        150,000
      400,000        100,000    150,000        200,000
      500,000        125,000    187,500        250,000
      600,000        150,000    225,000        300,000
      800,000        200,000    300,000        400,000
    1,000,000        250,000    375,000        500,000
    1,200,000        300,000    450,000        600,000
    1,400,000        350,000    525,000        700,000
    1,600,000        400,000    600,000        800,000

---------------
(1) Average Annual Earnings includes salary and short-term bonuses and is based on the highest compensation during five of the last ten years of employment.

(2) As of January 29, 2000, the years of service for the following executive officers under SERP are as follows: Mr. Lesser, 25 years; Mr. Campbell, 26 years; Mr. English, 17 years; and Mr. Barron, 20 years. In fiscal 2000 Mr. Cammarata agreed with the Company to waive all his rights to participate in the Company's Supplemental Executive Retirement Plan. In connection with that waiver, the Company agreed to pay premiums under an insurance policy on Mr. Cammarata's life, with a right to reimbursement of its total premium payments after fifteen years or upon Mr. Cammarata's death if earlier. The after-tax cost to the Company of the insurance arrangement has been estimated to be substantially equivalent on a present value basis to its after-tax savings attributable to Mr. Cammarata's waiver of his SERP rights. In fiscal 2000 the Company's reimbursable annual premium under the policy was $1,864,976.

EMPLOYMENT AGREEMENTS

     Mr. Cammarata has entered into a new employment agreement with the Company, effective April 17, 2000, under which he is to serve as Chairman of the Board until the date of the annual stockholder meeting in 2003. Mr. Cammarata has agreed to a three-year non-competition period following voluntary termination of employment. Mr. Cammarata's annual base salary under the new agreement will be $400,000 per year. During his employment under the new agreement, Mr. Cammarata will be eligible for the benefits generally available to executives other than MIP, LRPIP, employer credits under the Company's Executive Savings Plan, and awards under the 1986 Stock Incentive Plan. Awards previously granted to Mr. Cammarata under these programs will continue in accordance with their terms. If the employment period ends prior to the end of its term by reason of death, disability, incapacity, or termination by the Company other than for cause, or is terminated by Mr. Cammarata following certain Company actions, Mr. Cammarata would receive base salary and certain benefits for the balance of the contract period or for twelve months if longer, with any salary continuation after twelve months subject to reduction for other earnings. He would also be entitled to a prorated payment of outstanding LRPIP awards, if any. If Mr. Cammarata is not offered service in a capacity agreeable to him and on mutually satisfactory terms following the expiration of the term of the agreement, he would be entitled to continuation of base salary and certain benefits until the date of the annual stockholder meeting in 2004. In the event of a change of control, as defined, Mr. Cammarata would be entitled to receive his maximum LRPIP award under any award cycles not yet completed and would no longer be subject to non-competition undertakings. In the event of a change of control followed by termination of employment resulting from a change of control termination, as defined, in lieu of the severance benefits described above, Mr. Cammarata would be entitled to a payment equal to two times salary. For up to two years following termination the Company would also be obligated to provide continued health and other insurance and disability benefits and the use of an automobile. These payments would be made whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would maximize Mr. Cammarata's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by Mr. Cammarata in seeking enforcement of contractual rights following a change of control.

     Mr. English has also entered into an employment agreement with the Company, effective April 17, 2000, under which he is to serve as President and Chief Executive Officer of the Company until the annual stockholder meeting in 2003. Mr. English has agreed to a two-year non-competition period following voluntary termination of employment. Under his agreement, Mr. English will receive a base salary of not less than $800,000 and will be entitled to annual awards under MIP and LRPIP as well as participation in stock option grants at a level of not less than 100,000 options annually. In lieu of a portion of a previous award of restricted stock, the agreement also provides that if certain performance goals are met for the Company's 2001 fiscal year, Mr. English will be awarded 125,000 shares of stock in early calendar 2001, of which 25,000 would be immediately vested on the date of grant and the remaining 100,000 would be restricted with vesting in one-third annual installments beginning in September 2001, subject to acceleration of the last installment if Mr. English's contract is not renewed. Under the agreement, Mr. English is fully vested in his accrued SERP benefit and will be entitled to participate in other executive benefit programs. If the employment period ends prior to the end of its term by reason of death, disability, incapacity, or termination by the Company other than for cause, or is terminated by Mr. English following certain Company actions, Mr. English would receive base salary and certain benefits for the balance of the contract period or for twelve months if longer, with any salary continuation after twelve months subject to reduction for other earnings. He would also be entitled to a prorated payment of outstanding MIP and LRPIP awards. If Mr. English is not offered service in a capacity agreeable to him and on mutually satisfactory terms following the expiration of the term of the agreement, he would be entitled to continuation of base salary and certain benefits for one year. In the event of a change of control, as defined, Mr. English would be entitled to receive his maximum LRPIP award under any award cycles not yet completed, plus his target award and a prorated award for MIP for the year of the change of control. Also, Mr. English would no longer be subject to non-competition undertakings. In the event of a change of control followed by termination of employment resulting from a change of control termination, as defined, in lieu of the severance benefits described above, Mr. English would be entitled to a payment equal to two times salary plus the present value of SERP benefits. For up to two years following termination the Company would also be obligated to provide continued health and other insurance and disability benefits and the use of an automobile. These payments would be made whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would maximize Mr. English's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by Mr. English in seeking enforcement of contractual rights following a change of control.

     The employment agreements of Richard G. Lesser and Donald G. Campbell extend through February 1, 2001 and January 27, 2001, respectively. Mr. Lesser and Mr. Campbell currently receive $1,000,000 and $630,000, respectively, in base salary. Mr. Lesser participates in LRPIP and MIP and is entitled to earn up to 60% of his base salary as a target award or up to 120% as a maximum award under MIP. Mr. Campbell also participates in LRPIP and MIP. Mr. Campbell is entitled to earn up to 50% of his base salary as a target award or up to 100% as a maximum award under MIP. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, Messrs. Lesser and Campbell will be entitled to certain benefits, including continuation of base salary and health and similar benefits for defined periods, payment of certain MIP and deferred compensation awards and a portion of any LRPIP target award. In the event of a change of control (as defined), Messrs. Lesser and Campbell would vest in their options. They would also be entitled to accelerated payments of their MIP target award; a prorated portion of such MIP target award; and maximum LRPIP awards. If a change of control were followed by termination of employment resulting from a change of control termination, as defined, in lieu of the severance benefits described above, Mr. Lesser and Mr. Campbell would be entitled to receive a payment equal to two times base salary plus the present value of SERP benefits. For up to two years following termination the Company would also be obligated to provide continued health and other insurance and disability benefits and the use of an automobile. The foregoing would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would maximize the individual's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by Mr. Lesser or Mr. Campbell in seeking enforcement of contractual rights following a change of control.

TRUST AGREEMENTS

     The Company has entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under such of the Company's various benefit plans, employment agreements and other employment arrangements as are from time to time specified by the Company. To the extent not already irrevocable, the trusts would become irrevocable upon a change of control, as defined, of the Company. The Company may make contributions to the trusts from time to time, and additional funding could be required upon a change of control. To the extent funded, the trusts are to be used, subject to their terms and to the claims of the Company's general creditors in specified circumstances, to make payments under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by the Company.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                              INDEPENDENT AUDITORS

     The directors have appointed PricewaterhouseCoopers LLP, who have served as the Company's auditors since 1962, to examine the financial statements of the Company for the fiscal year ending January 27, 2001. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting with an opportunity to make a statement if they desire and to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Proposals of stockholders submitted for consideration at the 2001 Annual Meeting of Stockholders must be received by the Company no later than January 1, 2001 in order to be considered for inclusion in the Company's proxy materials for that meeting.

     Stockholders who intend to present a proposal at the 2001 Annual Meeting of Stockholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company not later than March 8, 2001. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Requirements for submitting such proposals are set forth in the Company's by-laws.

                                 OTHER MATTERS

     The management has no knowledge of any other matter which may come before the Annual Meeting and does not, itself, intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

     Neither the Executive Compensation Committee Report appearing above at pages 9-11 nor the Performance Graph appearing above at page 15 shall be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report or graph by reference, and shall not otherwise be deemed filed under such Acts.

     The cost of solicitation of proxies will be borne by the Company. The Company has retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $6,000, plus expenses. Officers and employees of the Company may also assist in soliciting proxies in those manners.

                            THE TJX COMPANIES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS - JUNE 6, 2000

The undersigned hereby appoints DONALD G. CAMPBELL, EDMOND J. ENGLISH AND JAY
H. MELTZER, and each of them, as attorneys and proxies, with full power of substitution, to represent and to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") to be held at FleetBoston (formerly BankBoston), 100 Federal Street, Boston, Massachusetts, on Tuesday, June 6, 2000 at 11:00 a.m., and any adjournment thereof, all the shares of Common Stock of the Company which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND AGAINST PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND AGAINST PROPOSAL 2.

--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company.
Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

-----------------------------------       --------------------------------------

-----------------------------------       --------------------------------------

-----------------------------------       --------------------------------------

[X] PLEASE MARK VOTES AS IN THE EXAMPLE

-------------------------------------------------------------------------------
                            THE TJX COMPANIES, INC.
-------------------------------------------------------------------------------

Mark box at right if you have noted an address change or comments on the reverse side of this card.
                                                                            [ ]

CONTROL NUMBER:
RECORD DATE SHARES:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

1. Election of Directors.

                                For All                   For All
                                Nominees    Withhold      Except
(01) BERNARD CAMMARATA            [ ]          [ ]          [ ]
(02) ARTHUR F. LOEWY
(03) ROBERT F. SHAPIRO
(04) FLETCHER H. WILEY

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAMES(S) OF THE NOMINEES(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEES(S).

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.
--------------------------------------------------------------------------------

                                                     For     Against     Abstain
2. Shareholder Proposal regarding implementation     [ ]       [ ]         [ ]
   of the MacBride Principles.

Please be sure to sign and date this Proxy.               Date _________________

Stockholder sign here _____________________ Co-owner sign here _________________


DETACH CARD                                                          DETACH CARD

                            THE TJX COMPANIES, INC.

Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it in the enclosed postage paid envelope.

Proxy cards must be received prior to the Annual Meeting of Stockholders, June 6, 2000.

Thank you in advance for your prompt consideration of these matters.